Exhibit 99.1

Contact:	Ron Parham
Sr. Director of Investor Relations & Corp. Communications
Columbia Sportswear Company
(503) 985-4584

COLUMBIA SPORTSWEAR COMPANY FIRST QUARTER 2011

NET INCOME INCREASES 38 PERCENT ON 11 PERCENT SALES GROWTH;

FALL 2011 BACKLOG UP 19 PERCENT TO RECORD $861 MILLION;

RAISES QUARTERLY DIVIDEND

Highlights:

•

First quarter 2011 net sales increased 11 percent to $333.1 million, compared to first quarter 2010 net sales of $300.4 million, including a 2 percentage point positive effect from changes in foreign currency exchange rates.

•	First quarter 2011 net income increased 38 percent to $12.8 million, or $0.37 per diluted share, compared to net income of $9.2 million, or $0.27 per diluted share, for the first quarter of 2010.

•

Global Fall 2011 wholesale order backlog was a record $860.8 million at March 31, 2011, a record increase of $135.5 million, or 19 percent, compared with March 31, 2010, including a 2 percentage point positive effect from changes in foreign currency exchange rates.

•	The company expects full year 2011 net sales to increase 14 to 16 percent and to generate operating margin of approximately 7.5 to 7.7 percent.

•	The board of directors authorized an increase in the quarterly dividend of $0.02 per share, or 10 percent, to $0.22 per share, payable on June 2, 2011 to shareholders of record on May 19, 2011.

PORTLAND, Ore. — April 28, 2011 — Columbia Sportswear Company (NASDAQ: COLM), a leading innovator in the active outdoor apparel and footwear industries, today announced net sales of $333.1 million for the quarter ended March 31, 2011, an 11 percent increase compared to net sales of $300.4 million for the same period of 2010, with 2 percentage points of that increase resulting from changes in foreign currency exchange rates.

First quarter net income increased 38 percent to $12.8 million, or $0.37 per diluted share, compared with net income of $9.2 million, or $0.27 per diluted share, for the same period of 2010.

As of March 31, 2011, Fall 2011 wholesale backlog was a record $860.8 million, 19 percent higher than Fall 2010 wholesale backlog of $725.3 million, including a 2 percentage point positive effect from changes in foreign currency exchange rates.

Tim Boyle, Columbia’s president and chief executive officer, commented, “Our strong first quarter results and record Fall 2011 wholesale backlog clearly indicate that the innovations, enhanced designs and compelling marketing communications behind each of our major brands are resonating with customers and consumers around the world.”

Boyle continued, “Fall 2011 wholesale backlog growth of $135.5 million included increases in each of our four major brands, geographic regions and product categories, and showed a favorable shift toward our innovative products. The Columbia brand’s Fall wholesale backlog grew low double-digits as advance orders for Omni-Heat styles more than doubled from Fall 2010 and Columbia footwear contributed high-teens percentage growth. In addition, the Sorel brand continued to expand with existing wholesale customers while also adding hundreds of high-quality specialty footwear customers around the world, causing Sorel’s Fall wholesale backlog to jump more than 80 percent.

“Fall 2011 wholesale backlog in our Europe, Middle East, Africa (EMEA) region grew more than 50 percent as our brands gain momentum in this key region. U.S. backlog increased low double-digits, driven by growth in the Sorel and Columbia brands. The Latin America & Asia Pacific (LAAP) region backlog increased more than 30 percent, including growth in Japan. Although we have tempered our FY2011 outlook in response to Japan’s March 11 disasters, the response of our Japan management team has been commendable and we remain cautiously optimistic that the LAAP region will produce growth for the full year.”

Boyle concluded, “These results are strong evidence of the increasing strength of our portfolio of global outdoor brands.”

First Quarter 2011 Results

(All comparisons are between first quarter 2011 and first quarter 2010, unless otherwise noted.)

First quarter net sales increased 11 percent, driven by 8 percent growth in Columbia brand net sales to $288.1 million, 158 percent growth in Sorel brand net sales to $10.3 million and a 24 percent increase in Mountain Hardwear brand net sales to $31.7 million.

(See “Brand Net Sales” table below.)

First quarter U.S. net sales grew 11 percent to $192.5 million, driven primarily by increased direct-to-consumer sales. The LAAP region net sales grew 20 percent to $67.3 million, including a 7 percentage point benefit from changes in foreign currency exchange rates. Canada net sales increased 19 percent to $28.9 million, including an 8 percentage point benefit from changes in exchange rates. These increases were partially offset by a 5 percent decline in EMEA region net sales to $44.4 million, including a 1 percentage point negative effect from changes in exchange rates. As referenced in the company’s fourth quarter 2010 results reported in January 2011, the decline in first quarter EMEA net sales reflected more timely production of Spring 2011 advance orders, which enabled a higher proportion of those orders to be shipped to independent distributors in the fourth quarter of 2010, compared with a higher proportion of shipments of Spring 2010 advance orders shipped in the first quarter of 2010.

(See “Geographical Net Sales” table below.)

First quarter 2011 sportswear net sales increased 5 percent to $154.2 million, outerwear net sales increased 13 percent to $98.8 million, footwear net sales increased 18 percent to $54.4 million, and accessories and equipment net sales increased 27 percent to $25.7 million.

(See “Categorical Net Sales” table below.)

Balance Sheet

The company ended the quarter with $335.3 million in cash and short-term investments, compared with $303.1 million at December 31, 2010 and $415.8 million at March 31, 2010.

Consolidated inventories increased 36 percent to $303.1 million at March 31, 2011, compared with $222.7 million at March 31, 2010. This increase was anticipated due to the following factors previously disclosed in January, 2011:

•	a larger volume of excess Fall 2010 season inventory designated for sale primarily through the company’s retail outlet stores during the second half of 2011,

•	higher Spring 2011 inventory compared to Spring 2010, reflecting the increased Spring 2011 wholesale backlog, and

•	incremental inventory to support increased direct-to-consumer sales.

Fall 2011 Wholesale Backlog

As of March 31, 2011, Fall 2011 wholesale backlog increased $135.5 million to a record $860.8 million, 19 percent higher than Fall 2010 wholesale backlog of $725.3 million, including a 2 percentage point positive effect from changes in foreign currency exchange rates.

Each of the company’s four major brands contributed to the backlog growth. The Columbia and Sorel brands were the largest contributors, posting increases of low double-digits and more than 80 percent, respectively. The Mountain Hardwear and Montrail brands grew high single-digits and more than 70 percent, respectively.

EMEA region Fall wholesale backlog increased more than 50 percent, including a mid single-digit percentage benefit from exchange rates. U.S. Fall wholesale backlog increased low double digits. LAAP region Fall wholesale backlog increased mid-thirty percent, including growth from Japan and a high single-digit percentage point benefit from changes in foreign currency exchange rates. Canada Fall wholesale backlog contributed a mid single-digit percentage increase, primarily reflecting changes in exchange rates.

Global Fall footwear wholesale backlog increased more than 50 percent. All three of the company’s footwear brands contributed to the growth, led by the more than 80 percent growth in Sorel brand backlog and high-teens growth from the Columbia brand. Global Fall apparel, accessories and equipment wholesale backlog increased low double-digits, driven primarily by the Columbia brand.

Consolidated wholesale backlog, which includes both global Spring and Fall orders at March 31, 2011, was $990.3 million, an increase of $118.2 million, or 14 percent, including a 3 percentage point benefit from changes in foreign currency exchange rates, compared to 2010 consolidated wholesale backlog of $872.1 million.

2011 Financial Outlook

The company anticipates improved operating margins in fiscal 2011 compared with fiscal 2010, driven by:

•

an expected net sales increase of 14 to 16 percent compared with 2010, based primarily on actual first quarter results, the 19 percent increase in Fall 2011 order backlog, anticipated incremental direct-to-consumer sales, and the estimated effect of changes in foreign currency exchange rates;

•

an approximate 100 basis point increase in gross margins compared to 2010 gross margins of 42.4 percent, due primarily to lower anticipated costs to airfreight Fall orders, and an increased proportion of direct-to-consumer sales, partially offset by lower product margins reflecting higher manufacturing costs not fully absorbed through increased prices; and

•	increased licensing income; partially offset by

•

an estimated 50 basis point increase in selling, general and administrative expenses (SG&A) as a percentage of sales due to incremental costs related to various information technology initiatives, including costs for the company’s multi-year ERP implementation, the anniversary effect of actual 2010 and anticipated 2011 personnel investments to support business initiatives and growth, and the translation effect of foreign currencies, partially offset by reduced selling expenses as a percentage of net sales.

As a result, full year 2011 operating margin is expected to increase approximately 50 to 70 basis points compared with 2010 operating margin of 7.0 percent. The company is currently planning for a full-year income tax rate of approximately 27 percent.

The company’s annual net sales are weighted more heavily toward the fall/winter season, while operating expenses are more equally distributed throughout the year, resulting in a highly seasonal profitability pattern weighted toward the second half of the fiscal year. This seasonality is expected to result in operating margin deleverage during the first half of 2011, more than offset by operating margin leverage in the second half of 2011.

The second quarter is the company’s lowest volume quarter of the year, which amplifies the effect on income of changes in the timing of shipments and the incremental fixed costs of the company’s operations. Consequently, the company expects to incur a higher operating loss in the second quarter of 2011 compared to the second quarter of 2010.

For the second quarter of 2011, the company expects a mid- to high-teens percentage increase in net sales compared with second quarter 2010, reflecting the previously disclosed 12 percent increase in Spring 2011 wholesale backlog, anticipated favorable timing shifts of shipments of Fall 2011 advance orders due to more timely production, and increased direct-to-consumer sales.

The company expects second quarter 2011 operating loss of approximately $22 million to $24 million, with a 200 basis point contraction of gross margins, and up to 100 basis points of SG&A expense expansion as a percentage of net sales, partially offset by an increase in licensing income. The expected contraction in second quarter gross margin is due to an expected higher proportion of distributor shipments, which carry lower gross margins, product mix shift, and a higher proportion of closeout product sales at lower gross margins, compared to the second quarter of 2010.

All projections related to anticipated future results are forward-looking in nature and are based on existing and anticipated backlog and forecasts, which may change, perhaps significantly.

Dividend

The board of directors authorized an increase in the quarterly dividend of $0.02 per share, or 10 percent, to $0.22 per share, payable on June 2, 2011 to shareholders of record on May 19, 2011.

CFO’s First Quarter Financial Commentary Available Online

At approximately 4:15 p.m. EDT today, a commentary by Tom Cusick, senior vice president, chief financial officer and treasurer, reviewing the company’s first quarter 2011 results and fiscal 2011 outlook will be furnished to the SEC on Form 8-K and published on the company’s website at http://investor.columbia.com/results.cfm. Analysts and investors are encouraged to review this commentary prior to participating in the conference call.

Conference Call

The company will host a conference call on Thursday, April 28, 2011 at 5:00 p.m. EDT to review its first quarter results and 2011 financial outlook. Dial 877-407-9205 to participate. The call will also be webcast live on the Investor Relations section of the Company’s website at http://investor.columbia.com where it will remain available until April 27, 2012.

Second Quarter 2011 Reporting Schedule

Columbia Sportswear plans to report financial results for second quarter 2011 on Thursday, July 28, 2011 at approximately 4:00 p.m. EDT. Following issuance of the earnings release, a commentary reviewing the company’s second quarter financial results and fiscal 2011 financial outlook will be furnished to the SEC on Form 8-K and published on the investor relations section of the company’s website at http://investor.columbia.com/results.cfm. A public webcast of Columbia’s earnings conference call will follow at 5:00 p.m. EDT at www.columbia.com.

About Columbia Sportswear

Columbia Sportswear Company is a leading innovator in the global outdoor apparel, footwear, accessories and equipment markets. Founded in 1938 in Portland, Oregon, Columbia products are sold in more than 100 countries and have earned an international reputation for innovation, quality and performance. Columbia products feature innovative technologies and designs that protect outdoor enthusiasts from the elements, increase comfort, and make outdoor activities more enjoyable. In addition to the Columbia® brand, Columbia Sportswear Company also owns outdoor brands Mountain Hardwear®, Sorel®, and Montrail®. To learn more, please visit the company’s websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.montrail.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, net sales, gross margins, operating costs, operating margins, SG&A expenses, licensing income, product innovations and planned investments in future periods. Actual results could differ materially from those projected in these and other forward-looking statements. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this press release, those described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010 under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. Potential risks and uncertainties that may affect our future revenues, earnings and performance and could cause the actual results of operations or financial condition of the company to differ materially from those expressed or implied by forward-looking statements in this release include: unfavorable economic conditions generally and weakness in consumer confidence and spending rates; changes in international, federal and/or state tax policies and rates, which we expect to increase; international risks, including changes in import limitations and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; our ability to attract and retain key employees; uncertainties relating to the Japanese economy, consumer demand and supply disruptions following the impacts caused by natural disasters; the financial health of our customers and their continued ability to access credit markets to fund their ongoing operations; higher than expected rates of order cancellations; increased consolidation of our retail customers; our ability to effectively source and deliver our products to customers in a timely manner, the failure of which could lead to increased costs and/or order cancellations; unforeseen increases and volatility in input costs, such as cotton and/or oil; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring), which affects consumer demand for the company’s products; our dependence on independent manufacturers and suppliers; our ability to source finished products and components at competitive prices from independent manufacturers in foreign countries that may experience unexpected periods of inflation, labor and materials shortages or other manufacturing disruptions; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; our ability to effectively implement our IT infrastructure and business process initiatives; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. The company cautions that forward-looking statements are inherently less reliable than historical information. The company does not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

- Financial tables follow-

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,
	2011	2010
Current Assets:
Cash and cash equivalents	$234,982	$365,948
Short-term investments	100,331	49,858
Accounts receivable, net	218,895	198,194
Inventories, net	303,086	222,704
Deferred income taxes	43,245	31,994
Prepaid expenses and other current assets	49,649	35,084

Total current assets	950,188	903,782

Property, plant and equipment, net	225,210	232,248
Intangibles and other non-current assets	80,635	53,952

Total assets	$1,256,033	$1,189,982

Current Liabilities:
Accounts payable	$92,356	$79,304
Accrued liabilities	84,389	63,424
Income taxes payable	11,303	5,452
Deferred income taxes	1,192	2,522

Total current liabilities	189,240	150,702

Other long-term liabilities	41,889	37,770
Shareholders’ equity	1,024,904	1,001,510

Total liabilities and shareholders’ equity	$1,256,033	$1,189,982

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Net sales	$333,086	$300,406
Cost of sales	183,550	173,102

Gross profit	149,536	127,304
	44.9%	42.4%

Selling, general, and administrative expenses	134,147	115,539
Net licensing income	2,531	725

Income from operations	17,920	12,490

Interest income, net	323	534

Income before income tax	18,243	13,024

Income tax expense	(5,473)	(3,796)

Net income	$12,770	$9,228

Earnings per share:
Basic	$0.38	$0.27
Diluted	0.37	0.27
Weighted average shares outstanding:
Basic	33,799	33,733
Diluted	34,288	33,990

COLUMBIA SPORTSWEAR COMPANY

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$12,770	$9,228
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,466	9,116
Loss on disposal or impairment of property, plant and equipment	134	134
Deferred income taxes	3,543	590
Stock-based compensation	1,813	1,545
Excess tax benefit from exercise of employee stock plans	(1,371)	(293)
Changes in operating assets and liabilities:
Accounts receivable	84,007	29,715
Inventories	13,704	(1,060)
Prepaid expenses and other current assets	(20,989)	(3,299)
Intangibles and other assets	(873)	(316)
Accounts payable and accrued liabilities	(62,643)	(26,908)
Income taxes payable	(5,544)	200
Other liabilities	1,337	1,282

Net cash provided by operating activities	36,354	19,934

CASH FLOWS FROM INVESTING ACTIVITIES:
Net purchases of short-term investments	(31,461)	(27,161)
Capital expenditures	(9,043)	(6,056)
Proceeds from sale of property, plant, and equipment	33	—

Net cash used in investing activities	(40,471)	(33,217)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	5,843	1,186
Tax payments related to restricted stock unit issuances	(2,770)	(751)
Excess tax benefit from exercise of employee stock plans	1,371	293
Repurchases of common stock	—	(3,838)
Cash dividends paid	(6,762)	(6,065)

Net cash used in financing activities	(2,318)	(9,175)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH	7,160	1,742

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	725	(20,716)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	234,257	386,664

CASH AND CASH EQUIVALENTS, END OF PERIOD	$234,982	$365,948

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Capital expenditures incurred but not yet paid	$1,445	$3,004
Proceeds from common stock issuance not yet received	—	1,202

COLUMBIA SPORTSWEAR COMPANY

(In millions, except percentage changes)

(Unaudited)

	Three Months Ended March 31,
	2011	2010	% Change
Geographical Net Sales:
United States	$192.5	$173.2	11%
Latin America & Asia Pacific	67.3	56.1	20%
Europe, Middle East, & Africa	44.4	46.9	(5)%
Canada	28.9	24.2	19%

Total	$333.1	$300.4	11%

Categorical Net Sales:
Outerwear	$98.8	$87.6	13%
Sportswear	154.2	146.4	5%
Footwear	54.4	46.1	18%
Accessories & Equipment	25.7	20.3	27%

Total	$333.1	$300.4	11%

Brand Net Sales:
Columbia	$288.1	$267.7	8%
Mountain Hardwear	31.7	25.6	24%
Sorel	10.3	4.0	158%
Other	3.0	3.1	(3)%

Total	$333.1	$300.4	11%

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